Exhibit 10.80d

Lease Amendment

THIS LEASE AMENDMENT dated this 17th day of September, 2014

BETWEEN:

1746 East Joppa Road Associates, LLC
Formally "The Three Marquees"
P.O. Box 55
Glenelg, Maryland 21737
(the "Landlord")

 OF THE FIRST PART

- AND -

Monro Muffler Brake, Inc.
Trading as Mr. Tire Auto Service Centers #753
200 Holleder Parkway
Rochester, New York 14615-3808
(the "Tenant")

OF THE SECOND PART

Background

A.   The Landlord and the Tenant entered into the lease (the "Lease") dated January 1, 1997, for the premises (the "Premises") as currently occupied by Tenant and located at 1746 East Joppa Road, Parkville Maryland 21234.

B.   The Landlord and the Tenant desire to amend the Lease on the terms and conditions set forth in this lease amending agreement (the "Agreement").

C.   This Agreement is the first amendment to the Lease.

IN CONSIDERATION OF the Landlord and Tenant agreeing to amend their existing Lease, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Amendments

1.    The Lease is amended as follows:

a.    Tenant agrees to exercise the second and final Ten Year Option, which extends the current lease through December 31, 2026.

b.    In consideration of Tenant’s exercise of the Second and final Ten Year Option, the Landlord agrees to revise the Annual Rent schedule, which is to be paid in twelve equal monthly installments, as follows:

i.1/1/2015 through 12/31/2019 Annual Rent of $146,594.28, to be paid in twelve equal monthly installments of $12,216.19.

ii.1/1/2020 through 12/31/2024 Annual Rent of $161,253.71, to be paid in twelve equal monthly installments of $13,437.81.

iii.1/1/2025 through 12/31/2026 Annual Rent of $177,379.08, to be paid in twelve equal monthly installments of $14,781.59.

No Other Change

2.    Except as otherwise expressly provided in this Agreement, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

Miscellaneous Terms

3.    Capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to them in the Lease. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine include the feminine and vice versa. The words "Landlord" and "Tenant" as used in this Agreement include the plural as well as the singular; no regard for gender is intended by the language in this Agreement.

Governing Law

4.    Subject to the terms of the Lease, it is the intention of the parties that this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Maryland, without regard to the jurisdiction in which any action or special proceeding may be instituted.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease Amending Agreement as of the date first above written.

1746 East Joppa Road Associates, LLC

/s/ Joseph Tomarchio, Jr.
Witness	per:	/s/ Frederic G. Tomarchio, Member	(seal)

Monro Muffler Brake, Inc.

/s/ Paul Baratta	By:	/s/ John W. Van Heel
Witness	Its:	CEO